Exhibit 99.1

Press Release	NASDQ: ABCW
FOR IMMEDIATE RELEASE
Date: June 29, 2010
ANCHOR BANCORP WISCONSIN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR RESULTS
Bank also Announces Sale of 11 Branches in Northwest Wisconsin Completed.
Madison, Wis. — Anchor BanCorp Wisconsin, Inc. (ABCW) today announced a net loss of $26.6 million for the quarter ended March 31, 2010, and a net loss of $177.1 million for the twelve-month period ended March 31, 2010, a loss of $8.97 per share for the year. This compares with a net loss of $45.9 million for the same quarter in 2009 and $230.8 million, or $11.05 per share for the twelve-month period ended March 31, 2009.
Overview
•	Net loss declined 42 percent for the quarter and 23.3 percent for the year.

•	Loan loss provision declined 64.2 percent for the quarter versus the same period last year and 21.3 percent for the fiscal year overall versus last year.

•	As part of a strategic reduction in the size of the organization’s balance sheet, assets declined 16.2 percent for the fiscal year to $4.42 billion.

•	Cost of funds for the fiscal year declined 12 basis points to 2.82 percent.
Net Loss Declines
While losses for the fiscal year continued to be driven primarily by the need to provide for potential loan losses, the size of the provision declined for the quarter by $36.2 million versus a year ago to $20.2 million and by $43.8 million versus last year to $161.9 million for the entire fiscal year ended March 31, 2010.
“We have made significant progress in enhancing our risk management and lending process, as well as aggressively addressing our existing classified loan portfolio,” said Chris M. Bauer, President and CEO of Anchor BanCorp Wisconsin. “While we still have a lot additional work to do, the results of these efforts can be seen in the improvement in our need to provide for anticipated loan losses and the corresponding decline in our overall net loss for both the quarter and fiscal year,” added Bauer.

Balance Sheet Reductions
A key part of our strategy to reduce the Bank’s capital needs has been to realign the balance sheet. This has been achieved through conservative lending, focusing our mortgage origination efforts only on saleable loan products, and sales of assets such as our indirect auto loan portfolio and portions of our student loan portfolio. As a result of these efforts, total asset size declined this fiscal year by $855.8 million to $4.42 billion.
Cost of Funds Declines
Benefitting from lower interest rates, as well as a reduction in the Bank’s interest bearing deposits, the Bank’s cost of funds decreased to 2.82 percent for the fiscal year ending March 31, 2010, from 2.94 percent the previous year. Interest bearing deposits declined 10.5 percent to $3.3 billion, while non-interest bearing deposits rose 4.0 percent to $285.4 million as of March 31, 2010, both versus the previous fiscal year end.
“The improvement in our costs of funds this fiscal year are in substantial part attributable to our strategy of closely managing our interest rate expense and shifting more of our deposit mix to lower cost core deposits,” said Bauer.
Recent Developments
•	Additional cost cutting moves implemented as a result of a company-wide strategic business review.

•	Sales of 11 branches in Northwest Wisconsin completed on June 25, 2010 and the pending sale of four branches in Green Bay.

•	Working with Sandler O’Neill Partners as strategic advisor, focus continues on raising additional capital.
Cost Cutting Moves
“Progress has been made on reducing our costs, and subsequent to the close of the fiscal year, our strategic business review process sets the stage for additional reductions in core operating expenses during 2011 fiscal year,” said Bauer.
Focusing on developing operating efficiencies and re-engineering business processes has allowed the Company to reduce its compensation and benefits expenses from $14 million for the quarter ending September 2009 to $12 million for the quarters ending in December 2009 and March 2010. Additional cost savings were generated by an all-encompassing strategic business review completed in May 2010. A reduction in core operating expenses of approximately 13 percent is anticipated from this process which reviewed staffing levels, vendor relationships and business processes. If fully implemented as planned, these efforts will lower core operating expenses from $118 million per year to approximately $88 million per year, a 25 percent reduction.

Branch Sales
On June 25, 2010, AnchorBank completed the sale of 11 branches in the Northwest region of the state and, pending final regulatory approvals, plans the sale of four branches in the Green Bay area. It is anticipated that these two branch sales will reduce the firm’s balance sheet by an additional $279 million.
Focus Continues on Raising Additional Capital
“We are fully engaged with our investment advisors, Sandler, O’Neill and Partners, in seeking new partners to invest in our very special franchise,” said Bauer. On April 2, 2010, the Company announced it had engaged Sandler O’Neill & Partners, L.P. as financial advisor to assist the Company in evaluating strategic alternatives.
“We have had very good initial discussions with several potential investors. While it is still early in the process, I am encouraged by the progress we are making on this point,” added Bauer.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly owned subsidiary, has more than 60 full-service offices and two loan origination-only offices. All are located in Wisconsin.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2010 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.